Exhibit 99.1

For Immediate Release	For More Information
April 23, 2010	Interim President/CEO R. Larry Campbell: 336-626-8320 Chairman James M. Campbell: 336-498-2786

Miller Retires From FNB United Corp.

Asheboro, NC – FNB United Corp., the holding company for CommunityONE Bank, National Association, announced today that Michael C. Miller has retired effective Thursday, April 22, 2010. Mr. Miller served as President and Chief Executive Officer and Director of both the holding company and the bank from 1991 until the present. James Campbell, Chairman of the Board, offered thanks and appreciation to Mr. Miller for his 25 years of service to the Company.

The Board of Directors has appointed R. Larry Campbell, Executive Vice President and Chief Operating Officer of FNB United and CommunityONE Bank, to serve as the interim President and Chief Executive Officer. A committee has been appointed to begin the search for a replacement.

Commenting on the changes, he observed, “We believe the Company is in good hands with Larry Campbell. He has ably served the Company for the past 10 years and we have every confidence in his ability to lead us forward during these difficult economic times.”

FNB United Corp. is the Asheboro, North Carolina-based bank holding company for CommunityONE Bank, N.A., and the bank’s subsidiary, Dover Mortgage Company. Opened in 1907, CommunityONE Bank (MyYesBank.com) operates 45 offices in 38 communities throughout central, southern and western North Carolina. Through these subsidiaries, FNB United offers a complete line of consumer, mortgage and business banking services, including loan, deposit, cash management, wealth management and internet banking services.

*    *    *

This news release may contain forward-looking statements regarding future events. Forward-looking statements often address our expected future business and financial performance, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” or “will.” These statements are only predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include risks of managing our growth, changes in financial markets, changes in real estate markets, regulatory changes, changes in interest rates, changes in economic conditions being less favorable than anticipated, and loss of deposits and loan demand to other financial institutions. Additional information concerning factors that could cause actual results to be materially different from those in the forward-looking statements is contained in FNB United’s filings with the Securities and Exchange Commission. FNB United does not assume any obligation to update these forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.